UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 (Amendment 2)*


                       First Federal of Northern Michigan
                       ----------------------------------
                                (Name of Issuer)


                     Common Stock, $0.01 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                   32021X 10 5
                                 ---------------
                                 (CUSIP Number)

                                December 31, 2007
                               -------------------
             (Date of Event Which Requires Filing of This Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

[x]              Rule 13d-1(b)

[ ]              Rule 13d-1(c)

[ ]              Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP NO. 32021X 10 5              13G                         Page 2 of 5 Pages


================================================================================

1        Names of Reporting Persons

                    First Federal of Northern Michigan
                    Employee Stock Ownership Plan Trust

--------------------------------------------------------------------------------

2        Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      __________
         (b)      ____x_____

--------------------------------------------------------------------------------

3        SEC Use Only

--------------------------------------------------------------------------------

4        Citizenship or Place of Organization
                    Michigan
--------------------------------------------------------------------------------

    Number of Shares      5     Sole Voting Power
 Beneficially Owned by
 Each Reporting Person                107,010
         With:
--------------------------------------------------------------------------------

                          6     Shared Voting Power

                                      75,737
--------------------------------------------------------------------------------

                          7     Sole Dispositive Power

                                      182,747
--------------------------------------------------------------------------------

                          8     Shared Dispositive Power

                                      0
--------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                    182,747
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

          N/A
--------------------------------------------------------------------------------

11       Percent of Class Represented by Amount in Row 9

         6.3% of 2,884,249 shares of Common Stock outstanding as of December 31, 2007.

--------------------------------------------------------------------------------

12       Type of Reporting Person (See Instructions)

                    EP
================================================================================

CUSIP NO.   32021X 10 5          13G                           Page 3 of 5 Pages


Item 1
         (a)      Name of Issuer

                  First Federal of Northern Michigan Bancorp, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  100 S. Second Avenue
                  Alpena, Michigan 49707

Item 2
         (a)      Name of Person Filing

                  First Federal of Northern Michigan
                  Employee Stock Ownership Plan Trust
                  Trustee: First Bankers Trust Services, Inc.

          (b)     Address of Principal Business Office

                  2321 Kochs Lane
                  P.O. Box 4005
                  Quincy, IL 62305

         (c)      Citizenship or Place of Organization

                  Michigan

         (d)      Title of Class of Securities

                  Common Stock, par value $0.01 per share

         (e)      CUSIP Number

                  32021X 10 5

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b, or (c), check whether the person filing is a:

                         (f) [x] An employee  benefit plan or endowment  fund in
                    accordance with ss.240.13d-1(b)(1)(ii)(F).

Item 4.           Ownership

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) Amount beneficially owned: 182,747.

                  (b) Percent of class: 6.3%.

CUSIP NO. 32020 V 100           13G                            Page 4 of 5 Pages

                  (c) Number of shares as to which the person has:

                       (i) Sole power to vote or to direct the vote 107,010.
                      (ii) Shared power to vote or to direct the vote 75,737.
                     (iii) Sole power to dispose or to direct the disposition of
                           182,747.
                      (iv) Shared power to dispose or to direct the disposition
                           of 0.


Item 5.           Ownership of Five Percent or Less of a Class

                  Not applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable

Item 8.           Identification and Classification of Members of the Group

                         The  reporting  person  is  an  employee  benefit  plan
                    subject to the provisions of the Employee Retirement Income Security Act of 1974.

Item 9.           Notice of Dissolution of Group

                  Not applicable

Item 10. Certification

                         By  signing  below I  certify  that,  to the best of my
                    knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 32021X 10 5                                         Page 5 of 5 Pages




                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: January 24, 2008                       FIRST FEDERAL OF NORTHERN MICHIGAN
                                             EMPLOYEE STOCK OWNERSHIP PLAN TRUST

                                         By: First Bankers Trust Services, Inc.,
                                             as Trustee


                                             /s/ Linda J. Shultz
                                             -----------------------------------
                                             Name: Linda J. Shultz
                                             Title:  Trust Officer